UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2021

RHYTHM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38223	46-2159271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

222 Berkeley Street

12th Floor

Boston, MA 02116

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (857) 264-4280

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RYTM	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 3, 2021 (the “Effective Date”), Rhythm Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “we” and “our”), entered into an Exclusive License Agreement (the “License Agreement”) and Share Purchase Agreement (the “Share Purchase Agreement”) with RareStone Group Ltd., an exempted company incorporated under the laws of the Cayman Islands (“RareStone”).

Under the terms of the License Agreement, RareStone has agreed to seek local approvals to commercialize IMCIVREE for the treatment of obesity and hyperphagia due to biallelic proopiomelanocortin (“POMC”), proprotein convertase subtilisin/kexin type 1 (“PCSK1”) or leptin receptor (“LEPR”) deficiency, as well as Bardet-Biedl and Alström syndromes. Additionally, RareStone has agreed to fund efforts to identify and enroll patients from China in the Company’s global EMANATE trial, a Phase 3, randomized, double-blind, placebo-controlled trial to evaluate setmelanotide in five independent sub-studies in patients with obesity due to a heterozygous variant of POMC/PCSK1 or LEPR; certain variants of the SRC1 gene, certain variants of the SH2B1 gene, or PCSK1 N221D deletions within the MC4R pathway.

Pursuant to the License Agreement, the Company granted to RareStone an exclusive, sublicensable, royalty-bearing license under certain patent rights and know-how to develop, manufacture, commercialize and otherwise exploit any pharmaceutical product that contains setmelanotide in the diagnosis, treatment or prevention of conditions and diseases in humans in Greater China, including mainland China, Hong Kong and Macao. RareStone has a right of first negotiation in the event that the Company chooses to grant a license to develop or commercialize the licensed product in Taiwan. The Company retains all rights not granted to RareStone.

Until the second anniversary of the Effective Date, RareStone is prohibited from developing or commercializing, itself or through a licensee or third party, any competing product in Greater China that, as its primary mechanism of action, is an MC4R agonist.

The term of the License Agreement will expire on a product-by-product basis in each of China, Hong Kong, and Macao upon the later of (i) the expiration of the last to expire licensed patent covering the product in such region, (ii) loss of regulatory exclusivity for the product in such region, and (iii) fifteen years following the date of the first commercial sale of a product in such region. RareStone may terminate the License Agreement without cause by providing advance written notice to the Company. Either party may terminate the License Agreement in the event of the other party’s bankruptcy or material breach. The Company may terminate the License Agreement in the event that RareStone participates in an action challenging the validity of the licensed patents.

Pursuant to the terms of the License Agreement, RareStone has agreed to make an upfront payment to the Company of $7 million and issue its non-voting ordinary shares having an aggregate value of $5.0 million (the “Shares”) to the Company. The Company is also eligible to receive development and commercialization milestones having an aggregate value of up to $63.5 million, as well as tiered royalty payments on annual net sales of IMCIVREE.

Pursuant to the Share Purchase Agreement, the number of Shares to be issued will be based on a price per share to be determined at the time of issuance. The Share Purchase Agreement contains customary representations and warranties by the Company and RareStone, and the issuance of the Shares is subject to certain customary closing conditions.

Forward-Looking Statements

This Current Report on Form 8-K (“Form 8-K”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the terms of, and activities in connection with, the License Agreement, potential payments under the License Agreement, and the price per Share to be paid by the Company pursuant to the Share Purchase Agreement. Statements using word such as “expect”, “anticipate”, “believe”, “may”, “will” and similar terms are also forward-looking statements. Such statements are subject to numerous risks and uncertainties, including, but not limited to risks related to third party collaborations such as the License Agreement, our ability to enroll patients in clinical trials, the design and outcome of clinical trials, the impact of competition, the ability to achieve or obtain necessary regulatory approvals, risks associated with data analysis and reporting, our liquidity and expenses, the impact of the COVID-19 pandemic on our business and operations, including our preclinical studies, clinical trials and commercialization prospects, and general economic conditions, and the other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this Form 8-K or to update them to reflect events or circumstances occurring after the date of this Form 8-K, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RHYTHM PHARMACEUTICALS, INC.

Date: December 8, 2021	By:	/s/ Hunter Smith
Hunter Smith
Chief Financial Officer